Exhibit 4.1

THIS SECURED LOAN NOTE DEED HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION AND, EXCEPT AS PROVIDED HEREIN, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT OR OTHER APPLICABLE SECURITIES LAWS, OR SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM SUCH REGISTRATION.

SECURED LOAN NOTE DEED

CARTESIAN LIMITED

US$3,268,664	March 18, 2014

Cartesian Limited, a company incorporated and registered in England and Wales with company number 03230513, whose registered office is at Descartes House, 8 Gate Street, London WC2A 3HP, United Kingdom (“Company”), for value received, hereby promises to pay to Elutions Capital Ventures S.à r.l, a company incorporated in Luxembourg, or its successors and permitted assigns (“Holder”), the principal amount of Three Million Two Hundred Sixty-Eight Thousand Six Hundred and Sixty-Four US Dollars (US$3,268,664), with interest on the unpaid principal balance hereof, all as hereinafter further provided.

1.           INVESTMENT AGREEMENT

This Secured Loan Note Deed (this “Note”) has been issued by Company pursuant to an Investment Agreement, dated as of February 25, 2014, between the parent company of the Company, The Management Network Group, Inc., a Delaware corporation (“TMNG”), and the parent company of Holder, Elutions, Inc., a Delaware corporation (“Elutions – U.S.”) (as it may be amended from time to time in accordance with its terms, the “Investment Agreement”). Initially capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Investment Agreement. This Note is subject to the terms and conditions of the Investment Agreement.

2.           PAYMENTS

2.1           Maturity. If this Note has not previously been redeemed in accordance with Section 2.4, then the entire outstanding principal of, and any accrued and unpaid interest on, this Note shall be due and payable in full on the fifth (5th) anniversary of the date hereof (the “Maturity Date”).

2.2          Interest. Interest on this Note shall accrue from the date hereof on the outstanding principal balance of this Note, until this Note is paid in full, at the rate of 7.825% per annum, compounded annually on each anniversary of the date hereof. Accrued interest on the unpaid principal balance shall become due and payable, if this Note has not been redeemed in accordance with Section 2.4, monthly in arrears on the first Business Day of each calendar month, and on the Maturity Date or any other date on which such unpaid principal balance shall become due and payable in full (each such date being an “Interest Payment Date”). After the occurrence of an Event of Default, the unpaid balance of the Principal shall bear interest from and including the date of such Event of Default until paid in full or until such Event of Default has been waived or remedied at a rate per annum equal to 9.825%. Interest on this Note shall be computed on the basis of a year of 360 days for the actual number of days elapsed. If any Interest Payment Date would fall on a day that is not a Business Day, then the payment due on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date and such extension of time shall in such case be included in the computation of payment of interest.

2.3          Secured Obligations. All amounts due to Holder under this Note are secured by certain assets and properties of TMNG and, where applicable, its specified Subsidiaries pursuant to the Security Agreement.

2.4          Redemption Options.

(a)          Holder may cause Company to redeem this Note in whole for an amount equal to the unpaid principal balance of the Note together with any accrued and unpaid interest thereon upon providing Company written notice of such redemption election not less than thirty (30) days prior to the redemption date together with surrender of this Note for cancellation. The redemption amount shall be payable as provided in Section 2.5.

(b)          At any time, and from time to time, on or after the date that is 30 months following issuance of this Note, the Company shall be entitled to redeem this Note in whole for an amount equal to the unpaid principal balance of the Note together with any accrued and unpaid interest thereon upon providing Holder written notice of such redemption election not less than thirty (30) days prior to the redemption date, and Holder will surrender this Note for cancellation upon such redemption. The redemption amount for such redemption shall be payable as provided in Section 2.5.

(c)          At any time, and from time to time, on or after the date as of which the volume weighted average price of the Common Stock on each Trading Day during any consecutive 90-day period after August 18, 2015 has exceeded $5.50 per share (subject to proportionate adjustment for stock splits, subdivisions and combinations of shares and similar events affecting the Common Stock), the Company shall be entitled to redeem this Note in whole for an amount equal to the unpaid principal balance of the Note together with any accrued and unpaid interest thereon upon providing Holder written notice of such redemption election not less than thirty (30) days prior to the redemption date, and Holder will surrender this Note for cancellation upon such redemption. The redemption amount for such redemption shall be payable as provided in Section 2.5.

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2.5          Manner of Payment. Payments of principal and interest on this Note shall be made by wire transfer of immediately available funds to a bank account designated by Holder for such purpose from time to time by written notice to Company, in Great Britain Pounds Sterling currency or such other currency as may be mutually acceptable to the Company and Holder. In respect of any payment in Great Britain Pounds Sterling under this Note, the spot rate of exchange prevailing at the date of payment as published on such date or as then most recently published in The Wall Street Journal for US Dollar to UK Pound (GBP/USD) currency exchange rates shall be used for the purposes of calculating the Great British Pounds Sterling amount of such payment. Notwithstanding the foregoing, any or all of the principal and unpaid interest to be paid to Holder under this Note shall, if requested by TMNG or Elutions – U.S., be applied against amounts to be paid by Elutions – U.S. to TMNG under the terms and conditions specified in the Warrant (Tracking) and if any such amount is so applied against payment obligations of Elutions – U.S. under the Warrant (Tracking), the amount so applied thereunder shall satisfy and reduce the Company's payment obligations to Holder under this Note by the amount so applied under the Warrant (Tracking) (for the avoidance of doubt, Holder hereby consents to, and no further consent of Holder shall be required with respect to, any such application or related satisfaction and reduction in the Company's payment obligations to Holder under this Note, and any such application or related satisfaction and reduction may occur even if Holder is not then an Affiliate of Elutions – U.S.).

2.6          Withholdings. Save as specified in Section 2.5 above, all payments made by Company under this Note shall be made in full, without set-off, counterclaim or condition, and free and clear of, and without any deduction or withholding, provided that, if Company is required by law or regulation to make such deduction or withholding, it shall: (a) ensure that the deduction or withholding does not exceed the minimum amount legally required; (b) pay to the relevant taxation or other authorities, as appropriate, the full amount of the deduction or withholding; and (c) furnish to Holder, within the period for payment permitted by the relevant law, either: (i) an official receipt of the relevant taxation authorities concerned on payments to them of amounts so deducted or withheld; or (ii) if such receipts are not issued by the taxation authorities concerned on payment to them of amounts so deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding.

2.7          Waivers. Company hereby expressly waives demand and presentment for payment, notice of nonpayment, notice of dishonor, protest, notice of protest, bringing of suit and diligence in taking any action to collect any amount called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder.

3.           EVENTS OF DEFAULT

The occurrence of any of the following events shall constitute an event of default (an “Event of Default”):

(a)          A default in the payment of the principal of this Note, when and as the same shall become due and payable, and continuance of such default or breach for a period of two (2) days after receipt by Company of written notice from Holder as to such default or breach;

(b)          A default in the payment of any interest on this Note, when and as the same shall become due and payable, and continuance of such default or breach for a period of two (2) days after receipt by Company of written notice from Holder as to such default or breach;

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(c)          A default in the performance, or a breach, in either case in any material respect, of any covenant or agreement of Company in this Note (other than a default specified in any other subsection of this Section 3) and continuance of such default or breach, if capable of being cured, for a period of ten (10) days after receipt by Company of written notice from Holder as to such default or breach;

(d)          A default in the performance, or a breach, in either case in any material respect, of any covenant or agreement of TMNG or any of its Subsidiaries in any of the other Transaction Documents (other than a default specified in this Section 3) and continuance of such default or breach, if capable of being cured, for a period of ten (10) days after receipt by Company of written notice from Holder as to such default or breach;

(e)          The incurrence or assumption by TMNG or any of its Subsidiaries of any Indebtedness that has a maturity date prior to the Maturity Date (other than as expressly permitted pursuant to a Transaction Document);

(f)          If this Note or any other Transaction Document or any material term hereof or thereof shall cease to be, or be asserted by TMNG or any of its Subsidiaries not to be, a legal, valid and binding obligation of TMNG or any of its Applicable Subsidiaries, as applicable, enforceable in accordance with its terms;

(g)          If any Lien created under the Security Agreement on any portion of the Collateral (as defined in the Security Agreement) shall cease to be enforceable and of the same effect and priority purported to be created thereby;

(h)          Other than in relation to a solvent reorganization of TMNG or any of its Applicable Subsidiaries on terms previously approved by Holder in writing, the entry by a court of competent jurisdiction of (i) a decree or order for relief in respect of TMNG or any of its Applicable Subsidiaries in a case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar Law or (ii) a decree or order adjudging TMNG or any of its Applicable Subsidiaries as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of TMNG or any of its Applicable Subsidiaries under any applicable federal or state Law or (iii) an order appointing a custodian, receiver, administrative receiver, administrator, liquidator, assignee, trustee, sequestrator or other similar official of TMNG or any of its Applicable Subsidiaries or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

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(i)          With the exception of a solvent reorganization of TMNG or any of its Applicable Subsidiaries on terms previously approved by Holder in writing, the commencement by TMNG or any of its Applicable Subsidiaries of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar Law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of TMNG or any of its Applicable Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state Law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, administrative receiver, administrator, liquidator, assignee, trustee, sequestrator or other similar official of TMNG or any of its Applicable Subsidiaries of any substantial part of its property, or the making by it of a general assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by TMNG or any of its Applicable Subsidiaries in furtherance of any such action.

4.           REMEDIES UPON DEFAULT

If an Event of Default occurs and is continuing, Holder may exercise any or all of the following rights and remedies:

(a)          Declare the outstanding principal of, and any accrued and unpaid interest on, this Note to be immediately due and payable, and upon such declaration, the outstanding principal of, and any accrued and unpaid interest on, this Note shall immediately be due and payable, without presentment, demand, protest or any notice of any kind, all of which are expressly waived by the Company to the fullest extent permitted by Law. In addition, Holder may exercise any and all other rights and remedies available to Holder and otherwise available under Law and in equity.

(b)          If an Event of Default specified in Section 3(h) or 3(i) occurs and is continuing, then the outstanding principal and accrued interest on this Note and all other payments payable hereunder shall become and be immediately due and payable without any declaration or other act on the part of the Holder, and the Holder may enforce any or all other rights and remedies available to Holder and otherwise available under Law and in equity.

5.           TRANSFER

(a)          This Note has not been registered under the Securities Act, under the securities Laws of any state of the United States, or under the securities laws of England and Wales, and the Company is under no obligation to register the resale of this Note under any such Laws. This Note shall not be capable of being dealt in or on any stock exchange in the United Kingdom or elsewhere and no application has been or shall be made to any stock exchange for permission to deal in or for an official or other quotation for this Note. This Note is not loan stock or debenture stock of Company and is not otherwise a debenture of Company. Holder represents and warrants that, as of the date of this Note, it is a wholly-owned subsidiary (direct or indirect) of Elutions – U.S.

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(b)          This Note may not be assigned, pledged, sold, or otherwise transferred (i) if such action would constitute a violation of any such securities Laws or a breach of the conditions to any exemption from registration thereunder (including a loss of applicable exemptions under any such securities Laws) on which Company relied in connection with the issuance of this Note, and (ii) except with respect to a pledge, assignment as collateral, charge or any other security in favor of any bank, financial institution or any other entity which is regularly engaged in or established for the purposes of making, purchasing or investing in loans, securities or other financial assets, but excluding any transfer upon default or transfer requiring removal of the restrictive legend thereon, unless and until one of the following has occurred: (A) registration or qualification of the resale of this Note as required under any such securities Laws has become effective, or (B) the Holder has delivered to Company an opinion of counsel reasonably satisfactory to Company that such registration or qualification is not required and such action will not constitute a breach of the conditions to any exemption from registration thereunder (including a loss of the exemptions under any such securities Laws on which Company relied in issuing this Note. Any purported assignment prohibited by the Investment Agreement or this Note shall be void. For the avoidance of doubt, interests in the Warrant (Tracking) may be assigned or transferred only as permitted under the terms of the Warrant (Tracking).

6.           MISCELLANEOUS

6.1           Lost or Destroyed Note. Upon receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement and bond reasonably satisfactory in form and amount to Company, or, in the case of any such mutilation, upon surrender and cancellation of this Note, Company, at its expense, shall execute and deliver, in lieu thereof, a new Note of like date and tenor.

6.2           Notices. All notices, demands, requests, consents or other communications to be given or delivered under or by reason of the provisions of this Note shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, or (b) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of delivery. If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such day. Such notices, demands, requests, consents and other communications shall be sent to the following parties at the following addresses:

if to Company, to:

c/o The Management Network Group, Inc.

7300 College Boulevard, Suite 302

Overland Park, Kansas 66210

Attention: CEO/President and General Counsel

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if to Holder, to:

c/o Elutions, Inc.

601 East Twiggs Street

Tampa, Florida 33602

Attention: Chairman/CEO and General Counsel

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

6.3           Waivers. The rights and remedies provided for herein are cumulative and not exclusive of any right or remedy that may be available to Holder whether at law, in equity, or otherwise. No delay, forbearance, or neglect by Holder, whether in one or more instances, in the exercise of any right, power, privilege, or remedy hereunder or in the enforcement of any term or condition of this Note shall constitute or be construed as a waiver thereof. No waiver of any provision hereof, or consent required hereunder, or any consent or departure from this Note, shall be valid or binding unless expressly and affirmatively made in writing and duly executed by Holder. No waiver shall constitute or be construed as a continuing waiver or a waiver in respect of any subsequent breach, either of similar or different nature, unless expressly so stated in such writing.

6.4           Governing Law. This Note shall be governed by and construed in accordance with the laws of the England and Wales, without giving effect to any choice or conflict of law provision or rule (whether of England and Wales or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than England and Wales.

6.5           Jurisdiction. Each of the parties hereto irrevocably agrees, for the sole benefit of Holder that, subject as provided below, the courts of England shall have exclusive jurisdiction over any dispute or claim arising out of or in connection with this Note or its subject matter (including any dispute relating to the formation, existence, validity or termination of this Note) or any non-contractual disputes or claims arising out of or in connection with this Note (“Dispute”). Nothing in this clause shall limit the right of Holder to take proceedings against Company in any other court of competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdictions, whether concurrently or not, to the extent permitted by the law of such other jurisdiction. Each of the parties hereto agrees that the courts of England are the most appropriate and convenient courts to settle any Dispute and accordingly neither of the parties hereto will argue to the contrary.

6.6           Successors and Assigns. Except as provided in Section 5: (i) this Note and the rights and obligations of Holder hereunder may be assigned, pledged, charged, mortgaged, or otherwise given as security, or delegated, sold or otherwise transferred (whether by operation of Law, by contract or otherwise) by Holder without the consent of Company, including (without limitation) assignment or other transfer by Holder of all or any of its rights and/or obligations hereunder by way of a pledge, charge, mortgage or assignment of a security interest in all or any portion of its rights under this Note; and (ii) Company shall not assign, delegate or otherwise transfer this Note or all or any of Company's rights and obligations under this Note without the prior written consent of Holder. Any attempted assignment, delegation, or transfer in violation of this Section 6.6 shall be void and of no force or effect.

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6.7           Amendments. This Note may be amended, modified, or supplemented only pursuant to a written instrument making specific reference to this Note and signed by Company and Holder.

6.8           Severability. Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Note.

6.9           Not a negotiable instrument. This Note is not a negotiable instrument.

6.10         Descriptive Headings; No Strict Construction. The descriptive headings of this Note are inserted for convenience only and do not constitute a substantive part of this Note. The parties to this Note have participated jointly in the negotiation and drafting of this Note. If an ambiguity or question of intent or interpretation arises, this Note shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Note. The parties agree that prior drafts of this Note shall be deemed not to provide any evidence as to the meaning of any provision hereof or the intention of the parties hereto with respect to this Note.

6.11         Entire Agreement. This Note and the other Transaction Documents constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof, and supersede all prior agreements or understandings between the parties with regard to the subject matter hereof and thereof.

6.12         Counterparts. This Note may be executed simultaneously in two or more counterparts, each of which when executed and delivered shall constitute a duplicate original but all such counterparts taken together shall constitute one and the same Note. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.13         Note as Deed. This Note has been executed and delivered as a deed on the date stated at the beginning of it.

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IN WITNESS WHEREOF, this Note has been executed as a deed by or on behalf of the parties hereto and is delivered by each of the parties hereto as a deed, and takes effect on the date stated at the beginning of this Note.

Executed and Delivered as a Deed by
CARTESIAN LIMITED acting by
Donald E. Klumb, Director,	/s/ Donald E. Klumb
in the presence of:

Witness signature:	/s/ Thurston Cromwell

Witness name:	Thurston Cromwell

Witness address:	7300 College Blvd., Suite 302, Overland Park, KS, USA

Witness occupation:	General Counsel

Executed and Delivered as a Deed by
ELUTIONS CAPITAL VENTURES S.À R.L acting by
William P. Doucas, Manager,	/s/ William P. Doucas
in the presence of:

Witness signature:	/s/ Jessica Loche

Witness name:	Jessica Loche

Witness address:	11021 Wintercrest Dr., Riverview, FL 33569

Witness occupation:	Director of Internal Relations - Elutions

[Signature Page to Secured Loan Note Deed]

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